Exhibit 99.1

Federal-Mogul Completes Purchase of Affinia Chassis Components Business

Acquisition expands Company’s product and customer presence in core chassis business

Southfield, Mich., May 1, 2014…Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced it has completed its previously announced acquisition of Affinia‘s chassis components business. The Affinia business serves leading North American aftermarket customers with branded and private label chassis product lines, and complements Federal-Mogul’s industry-leading MOOG® product line. Included in the acquisition are facilities in Oklahoma City; Fort Wayne, Ind.; McHenry, Ill.; Ramsey, N.J.; and Mississauga, Ontario, Canada.

“The integrated Federal-Mogul and Affinia chassis business will enable Federal-Mogul to offer an expanded portfolio of chassis products for a more comprehensive range of vehicles to better meet the needs of our customers globally,” stated Daniel Ninivaggi, Federal-Mogul Co-CEO and CEO, Vehicle Components. “The combination of these two businesses will reinforce Federal-Mogul brands as the preferred choice of automotive service providers in every product category and every segment we serve.”

Federal-Mogul’s expanded chassis business offers a wide range of wheel-end and steering products, including tie rods, ball joints, suspension and steering linkages, and alignment products. The company’s extensive chassis product offerings and electronic catalogue services provide industry-leading coverage, with global applications for the light vehicle, commercial vehicle and heavy-duty markets.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

The Corporation operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors. Federal-Mogul’s Powertrain division designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications. Federal-Mogul’s Vehicle Components division sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel® Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899. The company employs 44,300 people in 33 countries, and its worldwide headquarters is in Southfield, Michigan, United States. For more information, please visit www.federalmogul.com.

# # #

Contact:

Jim Burke

(248) 354-4530

Jim.Burke@federalmogul.com